Exhibit 3.3

CERTIFICATE OF TRUST
OF
PERMROCK ROYALTY TRUST

This Certificate of Trust of PermRock Royalty Trust (the “Trust”) is being duly executed and filed on behalf of the Trust by the undersigned, as trustees, to form a statutory trust under the Delaware Statutory Trust Act (12 Del. C. § 3801 et seq.) (the “Act”).

1.                                      Name. The name of the statutory trust formed by this Certificate of Trust is PermRock Royalty Trust.

2.                                      Delaware Trustee. The name and address of the trustee of the Trust with its principal place of business in the State of Delaware are Wilmington Trust, National Association, 1100 North Market Street, Wilmington, Delaware 19890-0001, Attention: Corporate Trust Administration.

3.                                      Effective Date. This Certificate of Trust shall be effective upon filing.

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IN WITNESS WHEREOF, the undersigned have duly executed this Certificate of Trust in accordance with Section 3811(a)(1) of the Act.

WILMINGTON TRUST, NATIONAL ASSOCIATION, not in its individual capacity, but solely as Delaware Trustee

By:	/s/ Eric A. Kardash
Name:	Eric A. Kardash
Title:	Assistant Vice President

SOUTHWEST BANK, not in its individual capacity, but solely as Trustee

By:	/s/ Lee Ann Anderson
Name:	Lee Ann Anderson
Title:	Senior Vice President and Senior Trust Administrator

[Signature Page to Certificate of Trust]